Exhibit 11.1


 Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                         Three Months Ended March 31,            Six Months Ended March 31,
                                     --------------------------------------- ---------------------------------------
                                            2009               2008                  2009               2008
                                     ------------------- ------------------- ------------------- -------------------
Net loss allocable to shares
   (numerator)                         $       (260,619)   $     (2,012,337)   $     (3,698,756)   $     (7,830,187)
                                     =================== =================== =================== ===================
Shares used in the calculation
   (denominator)
Weighted average shares outstanding          11,171,433          12,537,504          11,217,525          12,952,901
   Effect of diluted stock options                   --                  --                  --                  --
                                     ------------------- ------------------- ------------------- -------------------
   Diluted shares                            11,171,433          12,537,504          11,217,525          12,952,901
                                     =================== =================== =================== ===================

Basic earnings per share               $           (.02)   $          (0.16)   $          (0.33)   $          (0.60)
                                     =================== =================== =================== ===================

Diluted earnings per share             $           (.02)   $          (0.16)   $          (0.33)   $          (0.60)
                                     =================== =================== =================== ===================